Exhibit 10.2

September 26, 2020

David A. Hager

Re: Merger Transition

Dear Dave,

As you are aware, Devon Energy Corporation (the “Company’’) is entering into that certain Agreement and Plan of Merger (as it may be amended, the “Merger Agreement”), dated as of the date hereof, by and among the Company, East Merger Sub, Inc., a wholly-owned subsidiary of the Company (“Merger Sub”), and WPX Energy, Inc. (“WPX’), pursuant to which Merger Sub shall be merged with and into WPX with WPX continuing as the surviving corporation as a wholly-owned subsidiary of the Company (the “Merger’’).

Effective as of immediately following the closing of the Merger, your employment with the Company will continue in the position of Executive Chair of the Board of Directors. Richard E. Muncrief will serve as President and CEO of the Company.

As the Executive Chair, your annual base salary rate will be $1,000,000, you will have a target annual bonus opportunity of 75% and a long-term incentive target of $750,000.

You acknowledge and agree that the foregoing will not constitute grounds for “Good Reason” pursuant to your Employment Agreement with the Company and will not constitute grounds for “good reason” pursuant to the terms and conditions of any of your equity incentive compensation awards with the Company or any other compensation plan or arrangement of the Company or its affiliates in which you participate.

This letter agreement shall cease to be of any force or effect if the Merger Agreement is terminated before consummation of the Merger.

Please acknowledge your acceptance of and agreement to the foregoing by signing this letter agreement where indicated below.

Devon - General

Regards,

/s/ Robert A. Mosbacher Jr.
Robert A. Mosbacher Jr.
Chairman, Compensation Committee

Accepted and agreed as of the date hereof:

/s/ David A. Hager
David A. Hager

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Devon - General